EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media:  Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                   CONSOLIDATED GRAPHICS TO ACQUIRE
             METROPOLITAN PRINTING OF BLOOMINGTON, INDIANA

     HOUSTON, TEXAS -- August 12, 1998 -- Consolidated Graphics, Inc. (NYSE:
CGX) today announced the signing of a letter of intent to acquire Metropolitan Printing Service, Inc., a high quality commercial printer located in Bloomington, Indiana. Tad Wilson and Charles Neumeyer, co-owners of Metropolitan Printing, will remain with the company after completion of the transaction. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Tad Wilson and Charles Neumeyer, together with their employees, built their business by providing customers outstanding quality and service. Over their 30 years in business, this strategy has made them the leading printer in their market. We look forward to helping them build upon this success."

     Mr. Wilson commented, "We have worked hard earning and maintaining an excellent reputation with our customers. We are pleased to be joining a company that shares our service-oriented philosophy." Mr. Neumeyer added, "With Consolidated Graphics, we are now positioned to grow our business and utilize their superior resources to improve our operating results."

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     Consolidated Graphics, Inc. is the fastest growing printing company in the
United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength, and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 47 companies with annualized revenues in excess of $555 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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